                                                                    Exhibit 99.2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Prime Response, Inc.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Prime Response, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

February 20, 2001

                              PRIME RESPONSE, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                               December 31,
                                                            -------------------
                                                              1999      2000
                                                            --------  ---------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  3,999  $  27,139
  Accounts receivable, net of allowance for doubtful
   accounts of $147 and $1,198, respectively..............     9,057     10,616
  Prepaid and other current assets........................     2,595      3,046
                                                            --------  ---------
   Total current assets...................................    15,651     40,801
Property and equipment, net...............................     2,602      3,390
Goodwill, intangible and other long-term assets, net......     7,262      6,891
                                                            --------  ---------
   Total assets...........................................  $ 25,515  $  51,082
                                                            ========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................  $  3,920  $   5,154
  Short-term debt and capital lease obligations...........     2,289         78
  Accrued expenses and other liabilities..................     4,472      6,299
  Accrued interest income.................................       176        176
  Deferred revenue........................................     6,074      6,312
                                                            --------  ---------
   Total current liabilities..............................    16,931     18,019
Long-term debt and capital lease obligations..............       311         --
Long-term accrued interest income.........................     1,398      1,222
Commitments and contingencies (Note 8)
Redeemable common stock, $0.01 par value: 1,677 shares
 issued and outstanding at December 31, 1999 and 0 shares
 issued and outstanding at December 31, 2000..............     8,295         --
Series A redeemable convertible preferred stock, $0.01 par
 value, 1,155 shares authorized; 1,155 shares issued and
 outstanding at December 31, 1999, and 0 shares issued and
 outstanding at December 31, 2000.........................    27,842         --
Series B redeemable convertible preferred stock, $0.01 par
 value; 1,700 shares authorized; 1,700 shares issued and
 outstanding at December 31, 1999, and 0 shares issued and
 outstanding at December 31, 2000.........................    10,343         --
Series C redeemable convertible preferred stock, $0.01 par
 value, 3,000 shares authorized; 1,833 shares issued and
 outstanding at December 31, 1999, and 0 shares issued and
 outstanding at December 31, 2000.........................     4,891         --
Stockholders' equity (deficit):
  Common stock, $0.01 par value: 60,000 shares authorized;
   6,454 issued and outstanding at December 31, 1999, and
   20,482 shares issued and outstanding at December 31,
   2000...................................................        65        205
  Additional paid-in capital..............................     6,520    155,355
  Treasury stock, 1,249 shares at cost....................        --     (4,273)
  Accumulated other comprehensive income..................       (12)        61
  Accumulated deficit.....................................   (46,127)  (114,965)
  Note receivable from shareholder........................    (2,545)    (2,545)
  Deferred compensation...................................    (2,397)    (1,997)
                                                            --------  ---------
   Total stockholders' equity (deficit)...................   (44,496)    31,841
                                                            --------  ---------
   Total liabilities and stockholders' equity (deficit)...  $ 25,515  $  51,082
                                                            ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PRIME RESPONSE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                      Year Ended December 31,
                                                     ----------------------------
                                                       1998      1999      2000
                                                     --------  --------  --------
Revenues:
 Software licenses.................................. $  8,495  $ 10,134  $ 15,750
 Services and support...............................    4,214     6,519     9,906
 Applications hosting...............................    3,827     3,869     3,207
                                                     --------  --------  --------
    Total revenues..................................   16,536    20,522    28,863
                                                     --------  --------  --------
Cost of revenues:
 Software licenses..................................      152        --        79
 Services and support...............................    6,477     4,522     8,046
 Applications hosting...............................    2,477     2,776     3,314
 Non-cash cost of revenues..........................       --       113       116
                                                     --------  --------  --------
    Total cost of revenues..........................    9,106     7,411    11,555
                                                     --------  --------  --------
Gross profit........................................    7,430    13,111    17,308
                                                     --------  --------  --------
Operating expenses:
 Sales and marketing................................    9,459    13,285    26,301
 Non-cash sales and marketing.......................       --       266     2,701
 Research and development...........................    6,289    10,185    10,464
 Non-cash research and development..................       --        63       126
 General and administrative.........................    4,843     4,112     7,002
 Non-cash general and administrative................       --     1,732       119
 Amortization of goodwill and other intangible
  assets............................................    1,279     1,245        --
                                                     --------  --------  --------
    Total operating expenses........................   21,870    30,888    46,713
                                                     --------  --------  --------
Loss from operations................................  (14,440)  (17,777)  (29,405)
Other expense (income):
 Interest income....................................     (219)     (115)   (2,054)
 Interest expense...................................      294       184       318
 Interest expense related to beneficial conversion
  feature...........................................       --     2,500        --
 Loss on foreign exchange...........................       88        58        (5)
                                                     --------  --------  --------
Loss before income taxes............................  (14,603)  (20,404)  (27,664)
Provision for income taxes..........................       --        15       (74)
                                                     --------  --------  --------
Net loss ...........................................  (14,603)  (20,419)  (27,590)
Preferred stock dividends and recognition of
 beneficial conversion feature on preferred stock...    2,015     5,034    41,234
                                                     --------  --------  --------
Net loss attributable to common stockholders........ $(16,618) $(25,453)  (68,824)
                                                     ========  ========  ========
Net loss per share--basic and diluted............... $  (2.36) $  (3.44) $  (3.77)
                                                     ========  ========  ========
Weighted average shares used in computing basic and
 diluted net loss per share.........................    7,035     7,405    18,237
                                                     ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRIME RESPONSE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                                                            Accumulated    Retained                               Total
                     Common Stock               Additional     Other       Earnings                           Stockholders'
                   ------------------ Treasury   Paid-in   Comprehensive (Accumulated    Note      Deferred       Equity
                     Shares    Amount  Stock     Capital      Income       Deficit)   Receivable Compensation   (Deficit)
                   ----------  ------ --------  ---------- ------------- ------------ ---------- ------------ -------------
Balance, December
31, 1997.........   5,785,500   $ 58       --    $(12,232)     $  6       $  (4,059)        --          --      $(16,227)
 Net loss........          --     --       --          --        --         (14,603)        --          --       (14,603)
 Foreign currency
 translation
 adjustments.....          --     --       --          --       (18)             --         --          --           (18)
                                                                                                                --------
 Total
 comprehensive
 income..........                                                                                                (14,621)
 Accrual of
 dividends on
 redeemable
 convertible
 preferred stock
 and accretion to
 redemption
 value...........          --     --       --          --        --          (2,012)        --          --        (2,012)
                   ----------   ----  -------    --------      ----       ---------    -------     -------      --------
Balance, December
31, 1998.........   5,785,500     58       --     (12,232)      (12)        (20,674)        --          --       (32,860)
 Net loss and
 total
 comprehensive
 income..........          --     --       --          --        --         (20,419)        --          --       (20,419)
 Issuance of
 common stock and
 warrants........          --     --       --       8,467        --              --         --          --         8,467
 Recognition of
 beneficial
 conversion
 feature on
 preferred
 stock...........          --     --       --       2,391        --          (2,391)        --          --            --
 Recognition of
 beneficial
 conversion
 feature on
 convertible
 debt............          --     --       --       2,500        --              --         --          --         2,500
 Accrual of
 dividends on
 redeemable
 convertible
 preferred stock
 and accretion to
 redemption
 value...........          --     --       --          --        --          (2,643)        --          --        (2,643)
 Exercise of
 stock options...      31,781      1       --         109        --              --         --          --           110
 Exercise of
 stock options in
 exchange for
 notes
 receivable......     636,225      6       --       2,539        --              --    $(2,545)         --            --
 Compensation
 related to
 grants of stock
 options.........          --     --       --       2,746        --              --         --     $(2,602)          144
 Amortization of
 deferred
 compensation....          --     --       --          --        --              --         --         205           205
                   ----------   ----  -------    --------      ----       ---------    -------     -------      --------
Balance, December
31, 1999.........   6,453,506     65       --       6,520       (12)        (46,127)    (2,545)     (2,397)      (44,496)
                   ----------   ----  -------    --------      ----       ---------    -------     -------      --------
 Net Loss........          --     --       --          --        --         (27,590)        --          --       (27,590)
 Foreign currency
 translation
 adjustments.....          --     --       --          --        73             (14)        --          --            59
 Accrual of
 dividends on
 redeemable,
 convertible
 preferred stock
 and accretion to
 redemption
 value...........          --     --       --          --        --            (505)        --          --          (505)
 Dividends paid
 in common
 stock...........     381,482      4       --       4,574        --              --         --          --         4,578
 Accretion of
 discount on
 preferred
 stock...........          --     --       --          --        --          (1,329)        --          --        (1,329)
 Conversion of
 Series A, B and
 C preferred
 stock...........   6,323,867     63       --      39,342        --              --         --          --        39,405
 Initial Public
 Offering........   4,025,000     40       --      65,338        --              --         --          --        65,378
 Participation
 payments upon
 IPO.............   2,490,257     25       --      29,858        --         (39,400)        --          --        (9,517)
 Reclass
 redeemable
 common stock....   1,677,307     17       --       8,278        --              --         --          --         8,295
 Purchase of
 treasury stock
 at cost.........  (1,249,500)   (12) $(4,273)         12        --              --         --          --        (4,273)
 Compensation
 related to
 vesting of
 warrants........          --     --       --         452        --              --         --          --           452
 Compensation
 related to
 grants of stock
 options.........          --     --       --         421        --              --         --        (326)           95
 Amortization of
 deferred
 compensation....          --     --       --          --        --              --         --         726           726
 Exercise of
 stock options
 and warrants....     379,686      3       --         560        --              --         --          --           563
                   ----------   ----  -------    --------      ----       ---------    -------     -------      --------
Balance, December
31, 2000.........  20,481,605   $205  $(4,273)   $155,355      $ 61       $(114,965)   $(2,545)    $(1,997)     $ 31,841
                   ==========   ====  =======    ========      ====       =========    =======     =======      ========

  The accompanying notes are an integral part of these financial statements.

                              PRIME RESPONSE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1998      1999      2000
                                                   --------  --------  --------
Cash flows used in operating activities:
 Net loss........................................  $(14,603) $(20,419) $(27,590)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
 Depreciation of property and equipment..........       654     1,032     1,439
 Amortization of goodwill and intangibles........     1,279     1,394     2,027
 Gain on sale of fixed assets....................       (12)       --        --
 Compensation expense related to stock options...        --     2,025     1,273
 Interest expense related to beneficial
  conversion feature.............................        --     2,500        --
 Changes in assets and liabilities:
  Accounts receivable............................    (1,739)   (4,313)   (2,159)
  Prepaid and other current assets...............      (560)   (1,448)     (602)
  Other long term assets.........................        --        --    (1,750)
  Accounts payable...............................       (98)    2,258     1,392
  Accrued expenses and other liabilities.........     1,426     1,329     2,256
  Deferred revenue...............................       (94)    4,492       660
                                                   --------  --------  --------
   Net cash used in operating activities.........   (13,747)  (11,150)  (23,054)
                                                   --------  --------  --------
Cash flows used in investing activities:
 Purchase of property and equipment..............    (1,086)   (1,428)   (2,372)
 Proceeds from sale of fixed assets..............        20        --        --
 Payment for acquired business...................    (2,812)       --        --
                                                   --------  --------  --------
   Net cash used in investing activities.........    (3,878)   (1,428)   (2,372)
                                                   --------  --------  --------
Cash flows provided by (used in) financing
 activities:
 Proceeds of initial public offering, net of
  issuance costs.................................        --        --    65,378
 Proceeds from issuance of redeemable common
  stock and warrants.............................        --     4,000        --
 Proceeds from issuance of preferred stock
  (Series A, B and C) and warrants, net of
  issuance costs.................................     5,199     8,001        --
 Proceeds from exercise of stock options and
  warrants.......................................        --       110       557
 Repayment of bank loans.........................      (275)     (162)       --
 Proceeds from credit facility...................        --     2,000        --
 Repayment of credit facility....................        --        --    (2,000)
 Payment of participation payment................        --        --    (9,517)
 Purchase of treasury stock......................        --        --    (4,274)
 Repayment of capital lease......................      (197)     (329)     (503)
 Repayment of directors' loans...................    (8,113)       --        --
 Decrease in line of credit......................      (561)       --        --
 Dividends paid..................................        --        --      (934)
 Proceeds from shareholder loans.................        --     2,500        --
                                                   --------  --------  --------
   Net cash provided by (used in) financing
    activities...................................    (3,947)   16,120    48,707
                                                   --------  --------  --------
Effect of exchange rate on cash..................        (4)      (73)     (141)
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................   (21,576)    3,469    23,140
Cash and cash equivalents, beginning of year.....    22,106       530     3,999
                                                   --------  --------  --------
Cash and cash equivalents, end of year...........  $    530  $  3,999  $ 27,139
                                                   ========  ========  ========
Supplemental disclosure of non-cash transactions:
 Assets acquired under capital leases............  $    710  $    132        --
                                                   ========  ========  ========
 Issuance of restricted common stock in exchange
  for note receivable from shareholder...........        --  $  2,545        --
                                                   ========  ========  ========
 Conversion of shareholder loan to Series C
  preferred stock................................        --  $  2,500        --
                                                   ========  ========  ========
 Conversion of series A, B and C preferred stock
  to common stock................................        --        --  $ 39,405
                                                   ========  ========  ========
 Payment of dividends in common stock............        --        --  $  4,578
                                                   ========  ========  ========
 Participation payment paid in common stock......        --        --  $ 29,886
                                                   ========  ========  ========
Supplemental cash flow disclosure:
 Interest paid...................................  $    294  $    147  $    307
                                                   ========  ========  ========
 Income taxes paid...............................        --  $     15  $     32
                                                   ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              PRIME RESPONSE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

 The Company

   Prime Response, Inc. ("PRI") together with its consolidated subsidiaries ("Prime Response") is a leading provider of integrated relationship marketing software solutions that enable businesses with large customer bases to create, manage and execute highly targeted Internet, wireless and traditional marketing campaigns to build more loyal and profitable customer relationships. Prime Response's customers consist primarily of Fortune 1000 businesses as well leading e-commerce businesses primarily based in the United States and Europe. Prime Response sells its products through multiple distribution channels including direct sales and resellers.

 Basis of Presentation

   The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

   These financial statements represent the consolidated results of PRI and its predecessor, Prime Response Limited ("PRL"). PRI was formed as a holding company on September 26, 1997 and acquired 100% of the outstanding ordinary shares of PRL (a company incorporated in the United Kingdom in 1987) on October 23, 1997. Refer to Note 6 for discussion of the reorganization of Prime Response.

   Prime Response declared a 0.75 for 1 reverse common stock split on February 2, 2000. All share and per share amounts presented relating to common stock have been restated to reflect the common stock split.

   Prime Response is subject to risks and uncertainties common to growing technology-based companies, including rapid technological developments, reliance on continued development and acceptance of the internet, intense competition and a limited operating history. In 1995, Prime Response began to transition from a marketing database service bureau to a software company. Since that time, Prime Response has incurred substantial operating losses. Prime Response cannot be certain if or when it will become profitable. During January 2001, Prime Response signed a definitive merger agreement with Chordiant Software, Inc. Under the terms of the agreement, each share of Prime Response common stock will convert into 0.60 of a share of Chordiant common stock. The acquisition is expected to be accounted for as a purchase and is subject to stockholder and regulatory approvals.

   Prime Response believes that its existing balance of cash and cash equivalents will be sufficient to meet its working capital and anticipated capital expenditure needs for at least the next 12 months. In the event that the impending merger with Chordiant Software, Inc., does not close, Prime Response may require additional sources of funds to continue to support its business. There can be no assurance that such capital, if needed, will be available or will be available on terms which Prime Response finds acceptable. Prime Response has evaluated its cost structure and plans to streamline its operations in an effort to restructure costs associated with its business in order to improve operating margins and reduce overall expenses. This restructuring included limited reductions in employee headcount during January 2001 and is expected to include the closing of sales offices in San Francisco, California and Minneapolis, Minnesota. Prime Response will continue to evaluate its business and take limited actions designed to align its cost structure with anticipated future revenue levels. In connection with the restructuring, Prime Response has committed to pay severance payments in the amount of approximately $2.0 million during 2001.

                              PRIME RESPONSE, INC.

 Initial Public Offering:

   On March 3, 2000, Prime Response completed an initial public offering (the "IPO") of 3,500,000 shares of its common stock. On April 3, 2000, the underwriters of the initial public offering exercised the over allotment option to purchase an additional 525,000 shares. All 4,025,000 shares covered by Prime Response's Registration Statement on Form S-1, were sold by Prime Response at a price of $18.00 per share, less an underwriting commission of $1.26 per share. Net proceeds to the Company, after deducting underwriting commissions and offering expenses, were approximately $65.4 million. Upon the consummation of Prime Response's initial public offering on March 3, 2000, all of the then outstanding Series A, B and C Preferred Stock automatically converted into common stock (see Note 5).

 Principles of Consolidation

   The consolidated financial statements include the accounts of PRI and its wholly-owned domestic and foreign subsidiaries. All intercompany accounts and transactions have been eliminated.

 Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

   Prime Response's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. Prime Response's accounts receivable result from operations and reflect a broad customer base both in North America, Europe and Asia Pacific. Prime Response does not require collateral for its receivables.

 Fair Value of Financial Instruments

   Prime Response's financial instruments consist of cash, cash equivalents and debt instruments. The carrying amounts of these instruments at December 31, 2000 approximate their fair values.

 Cash and Cash Equivalents

   Prime Response considers all highly liquid investments which have an original maturity of three months or less when acquired to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

 Software Development Costs

   Software development costs are included in research and development expenses and are expensed as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed" (SFAS 86) requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which Prime

                              PRIME RESPONSE, INC.

Response has defined as the establishment of a working model, and the general availability of such software has been short and software development costs qualifying for capitalization have not been material. Accordingly, Prime Response has not capitalized any software development costs.

 Property and Equipment

   Property and equipment is stated at cost. Depreciation is provided using the straight line method over the assets' estimated useful lives, based on the following asset lives:

   Motor vehicles.....................................................  4 years
   Computer equipment.................................................  3 years
   Furniture and equipment............................................  6 years

   The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

 Intangible Assets

   Prime Response amortizes intangible assets over estimated useful lives. Prime Response performs impairment reviews whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability Prime Response estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

 Revenue Recognition

   Prime Response sells software licenses under master license agreements and recognizes revenue when the agreement has been signed, the software has been shipped (or software has been electronically delivered), the license fee is fixed or determinable, and collection of the resulting receivable is probable. For license agreements which require customer acceptance, license revenues are recognized only when obligations under the license agreement are completed and the software has been accepted by the customer. For license agreements in which Prime Response participates in financing arrangements, the fee is not considered to be fixed or determinable and revenue is recognized as payments become due. Prime Response provides professional services to customers under service contracts and recognizes revenue on a time and materials basis as the services are performed, provided that amounts due from customers are fixed or determinable and collection of the resulting receivable is probable. These services are not essential to the functionality of the software and are often performed by other parties. Support revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the support period. In the event that a contract contains multiple elements, Prime Response allocates the aggregate of the contract value to each element based on relative fair values as established by vendor specific objective evidence. Vendor specific objective evidence is based on recent sales prices. Prime Response provides applications hosting services to customers and recognizes revenue as the services are performed.

   Prime Response typically does not grant to its customers a contractual right to return software products. When approved by management, however, Prime Response has accepted returns of certain software products and has provided an allowance for those specific products. Prime Response also provides reserves for customer receivable balances which are considered potentially uncollectible. Prime Response's allowances amounted to approximately $43,000, $147,000 and $1,198,000 as of December 31, 1998, 1999 and 2000 respectively.
The

                              PRIME RESPONSE, INC.

provision charged to the statement of operations was $147,000, $104,000 and $1,380,000 in 1998, 1999 and 2000 respectively, and write-offs against the allowances were $216,000, $0 and $329,000 in 1998, 1999 and 2000 respectively.

 Cost of Revenues

   All costs associated with software license production and distribution, primarily preparation and translation of user manuals, are recorded as cost of revenues for license fees. Additionally, royalties paid in connection with OEM agreements that Prime Response has entered into are recorded as a cost of license revenue. All costs associated with the services and support, comprising mainly labor and overhead costs, are recorded as cost of revenues for services and support. Services and support cost of revenues include any unbillable time related to the personnel associated with the professional services group. All costs associated with applications hosting, comprising mainly labor, equipment and overhead costs, are recorded as cost of revenues for applications hosting. Non-cash cost of revenues represents the amortization of stock compensation expense in the connection with the granting of stock options. The expense results from the difference between the estimated fair market value of the common stock on the measurement date and the exercise price of the option, which is being recognized over the vesting period.

 Foreign Currency Translation

   Prime Response has determined that the functional currency of each foreign operation is the respective local currency. Transactions in a foreign currency are recorded at the rate of exchange on the date of the transaction. Assets and liabilities at year end are translated at the rate of exchange in effect at the period end. Revenues and expenses are translated at average rates of exchange in effect during the year. Translation gains or losses are included as a component of accumulated other comprehensive income in stockholders' equity. Transaction gains or losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in results of operations as incurred.

 Income Taxes

   Prime Response recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the income tax basis of assets and liabilities and their respective financial reporting amounts at tax rates in effect for the periods in which the differences are expected to reverse. Prime Response provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized.

 Net Loss per Share

   Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and exercise of stock options and warrants are antidilutive for all periods presented. Net loss per share for years ended December 31, 1998, 1999 and 2000 is computed using the weighted average number of common shares outstanding. Net loss available to common stockholders includes preferred stock dividends of none, $4.4 million and $1.8 million for the years ended December 31, 1998, 1999 and 2000, respectively, as well as participation payments in the cash and stock totaling $39.4 million for the year ended December 31, 2000, in connection with the Series A, B and C preferred stock.

                              PRIME RESPONSE, INC.

   Options to purchase 737,000, 1,358,000 and 2,194,000 shares of common stock at exercise prices ranging from $2.91 to $29.06 per share, respectively, and warrants to purchase none, 1,246,000 and 1,750,000 shares of common stock at exercise prices ranging from $0.01 to $9.35 per share, respectively, have been excluded from the computation of diluted net loss per share for the years ended December 31, 1998, 1999 and 2000, respectively.

 Stock Based Compensation

   Prime Response accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

 Segment Information

   Prime Response has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. Prime Response has determined that it conducts its operations in three business segments, software licenses, applications hosting and services and support.

 Comprehensive Income

   Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes certain changes in equity that are excluded from net income. During the periods presented, comprehensive income consisted solely of translation adjustments.

 Recent Accounting Pronouncements

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, commonly referred to as SAB 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying U.S. generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 (as amended by SAB 101A and SAB 101B) was required in the fourth quarter of the fiscal year 2000. Adoption of SAB 101 did not have a material affect on the financial statements of the Company.

2. Balance Sheet Components

                                                               December 31,
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
   Property and equipment (in thousands):
     Furniture and equipment................................. $   621  $ 1,158
     Furniture and equipment under capital lease.............     560       56
     Computer equipment and software.........................   3,698    6,434
     Computer equipment under capital lease..................     760       76
     Motor vehicles under capital lease......................      94       --
                                                              -------  -------
                                                                5,733    7,724
   Accumulated depreciation on owned assets..................  (2,561)  (4,268)
   Accumulated amortization on assets under capital lease....    (570)     (66)
                                                              -------  -------
                                                              $ 2,602  $ 3,390
                                                              =======  =======

                              PRIME RESPONSE, INC.

   Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was $439,000, $724,000 and $1,439,000, respectively.

   Amortization expense for the years ended December 31, 1998, 1999 and 2000 was $215,000, $308,000 and $111,000, respectively.

                                                                  December 31,
                                                                  -------------
                                                                   1999   2000
                                                                  ------ ------
   Accrued expenses and other liabilities (in thousands):
     Accrued compensation and related payroll taxes.............. $1,917 $3,005
     VAT payable.................................................    276    287
     Amounts due to customer.....................................    500     --
     Accrued professional fees...................................    117    569
     Accrued sales taxes.........................................     --    528
     Other creditors and accruals................................  1,662  1,910
                                                                  ------ ------
                                                                  $4,472 $6,299
                                                                  ====== ======

3. Other Assets

   During March 2000, Prime Response entered into an OEM software license agreement with a provider of customer optimization technology. Prime Response will pay royalties for all licenses sold that integrate the customer optimization technology. Prime Response paid $1,000,000 as an initial non-refundable prepayment of these royalties. In addition, Prime Response received a warrant to purchase 40,000 shares of common stock with an exercise price of $9.73 per share and a five-year term. Prime Response has calculated the fair value of the shares underlying the warrant to be $276,000 using the Black Scholes model. The $1,000,000 paid has been recorded as a long term asset on the balance sheet with $276,000 being allocated to the warrants and the remainder will be recorded as royalty expense in cost of revenues as license sales are recognized. During the year ended December 31, 2000, $79,000 was recognized and recorded as a cost of license sale.

   During July 2000, Prime Response entered into an OEM software license agreement with a third party provider of enterprise portal software. Prime Response will pay royalties for all licenses sold that integrate this enterprise portal software. Prime Response paid $750,000 as an initial non-refundable prepayment of these royalties. This $750,000 has been recorded as a long-term asset at December 31, 2000 and will be recognized as a cost of revenues as license sales are recognized.

4. Debt and Capital Leases

   Debt and capital leases consists of the following (in thousands):

                                                                December 31,
                                                                -------------
                                                                 1999    2000
                                                                -------  ----
   Capital Leases.............................................. $   600  $ 78
   Term loans..................................................   2,000    --
                                                                -------  ----
   Total debt and capital leases...............................   2,600    78
                                                                -------  ----
   Less: short-term debt and current maturities of long-term
    debt and capital leases....................................  (2,289)  (78)
                                                                -------  ----
   Long-term debt and capital leases........................... $   311  $ --
                                                                =======  ====

                              PRIME RESPONSE, INC.

 Term Loans

   On October 28, 1999, Prime Response entered into an agreement with Greyrock Capital which provided for a term loan of $2,000,000 which was received by Prime Response upon execution of the agreement. This term loan was payable in quarterly installments for one year beginning on February 28, 2000. Interest accrued at prime plus 2.00% (10.50% at December 31, 1999) and was payable monthly. The agreement also allowed Prime Response to borrow against outstanding receivable balances up to $3,000,000. This agreement was repaid in full with the proceeds of the IPO and subsequently terminated in June 2000.

   During January 2000, Prime Response entered into an agreement with Kite Limited evidenced by a promissory note in the amount of $4.3 million for the repurchase of 1,249,500 shares of redeemable common stock from a former shareholder at $3.42 per share. Prime Response repaid the note in full during March 2000, and recorded the shares as treasury stock.

5. Redeemable Convertible Preferred Stock

 Issuance

   The following table sets forth the redeemable convertible preferred stock ("preferred stock") activity (in thousands):

                             Series A          Series B          Series C           Total
                          ----------------  ----------------  ---------------- ----------------
                                  Carrying          Carrying          Carrying         Carrying
                          Shares   Value    Shares   Value    Shares   Value   Shares   Value
                          ------  --------  ------  --------  ------  -------- ------  --------
Issuance October 1997...   1,155  $23,446       --  $    --       --   $   --   1,155  $23,446
Accrual of cumulative
 dividends and accretion
 to Redemption value....      --      604       --       --       --       --      --      604
                          ------  -------   ------  -------   ------   ------  ------  -------
Balance December 31,
 1997...................   1,155   24,050       --       --       --       --   1,155   24,050
Issuance September
 1998...................      --       --      867    5,199       --       --     867    5,199
Accrual of cumulative
 dividends and accretion
 to Redemption value....      --    1,896       --      116       --       --      --    2,012
                          ------  -------   ------  -------   ------   ------  ------  -------
Balance December 31,
 1998...................   1,155   25,946      867    5,315       --       --   2,022   31,261
Issuance March 1999.....      --       --      833    4,281       --       --     833    4,281
Issuance July 1999......      --       --       --       --    1,000    2,391   1,000    2,391
Issuance October 1999...      --       --       --       --      833    2,500     833    2,500
Accrual of cumulative
 dividends and accretion
 to redemption value....      --    1,896       --      747       --       --      --    2,643
                          ------  -------   ------  -------   ------   ------  ------  -------
Balance December 31,
 1999...................   1,155  $27,842    1,700  $10,343    1,833   $4,891   4,688  $43,076
Accrual of cumulative
 dividends and accretion
 to redemption value....      --      357       --      875       --      609      --    1,841
Payment of dividends in
 cash upon IPO..........      --       --       --     (934)      --       --      --     (934)
Payment of dividends in
 common stock upon IPO..      --   (4,498)      --      (80)      --       --      --   (4,578)
Conversion of preferred
 stock to common stock
 upon IPO...............  (1,155) (23,701)  (1,700) (10,204)  (1,833)  (5,500) (4,688) (39,405)
                          ------  -------   ------  -------   ------   ------  ------  -------
Balance December 31,
 2000...................      --       --       --       --       --       --      --       --
                          ======  =======   ======  =======   ======   ======  ======  =======

                              PRIME RESPONSE, INC.

 Redemption

   The holders of Series A, B and C preferred stock were entitled to receive a payment of $20.52, $6.00 and $3.00, respectively, to be paid in cash or, at the option of Prime Response in securities of Prime Response or other consideration received by the holders of shares of common stock in the event of a merger.

   Prime Response was required to reserve and keep available for issuance upon the conversion of the Series A, B and C preferred stock, such number of its authorized but unissued shares of common stock to be sufficient to permit the conversion of all outstanding shares of Series A, B and C preferred stock, and was required to take all action to increase the authorized number of share of common stock if at anytime there was insufficient authorized but unissued share of common stock to permit such reservation or to permit the conversion of all outstanding share of Series A, B and C preferred stock.

   These contractual terms made the Series A, B and C preferred stock redeemable.

   When issued, each share of Series C preferred stock in the July 1999 issuance was convertible into 0.75 shares of common stock, which represented a discount from the fair value of common stock on the date of the Series C issuance. The value attributable to this conversion feature represents an incremental yield, or a beneficial conversion feature, which was recognized as a return to the preferred stockholders. This amount, equal to the net proceeds from the Series C offering of approximately $2,391,000, has been recorded as accretion of preferred stock to redemption value in the consolidated statement of operations in the year ended December 31, 1999, and represents a non-cash charge in the determination of net loss attributable to common stockholders.

   In August and September 1999, Prime Response obtained loans of $1,000,000 and $1,500,000, respectively, from a shareholder which were converted into 833,000 shares of Series C preferred stock in October 1999. When issued, both the August and September loans were immediately convertible into Series C preferred stock at the option of the holder. The number of shares of Series C preferred stock to be issued is calculated by dividing the principal amount of the notes by $3.00, which represents a discount from the fair value of common stock on the date of issuance. The values attributable to the conversion feature on each loan represent an incremental yield, or a beneficial conversion feature, which was recognized as additional interest on the loans. These amounts, equal to the proceeds from each loan of $1,000,000 and $1,500,000, respectively, have been charged to interest expense in the consolidated statement of operations in the year ended December 31, 1999, reflecting a non-cash expense.

 Conversion

   Upon the consummation of the IPO, the Series A, B and C preferred shares were converted into a total of 6,324,000 shares of common stock. Each share of Series A, B and C preferred stock converted into 3.1282, 0.7858 and 0.75 shares, respectively, of common stock.

 Dividends

   Upon the consummation of the IPO, the holders of Series A and B preferred stock received cumulative dividends in the amount of $3.59 and $0.51 per share, respectively. Cumulative dividends on the Series A and B preferred stock were $4,500,000 and $1,000,000, respectively. All of the Series A dividends were paid in 374,821 shares of common stock. Series B dividends were paid $934,000 in cash and 6,661 in shares of common stock. The holders of Series C preferred stock were not entitled to dividends.

                              PRIME RESPONSE, INC.

 Participation Payment

   Upon the consummation of the IPO, the holders of Series A and C preferred stock received, in addition to accrued dividends and the common stock conversion feature, $20.52 and $3.00 per share, respectively, paid in 2,433,382 shares of common stock. The holders of Series B preferred stock received, in addition to accrued dividends and the conversion feature, $6.00 per share which was paid with $9,500,000 in cash and 56,875 in shares of common stock.

 Voting

   Prior to the IPO, the holders of preferred stock shares were entitled to vote, together with holders of common stock on all matters submitted to stockholders for vote. Each preferred stock holder was entitled to a number of votes equal to the number of shares of common stock into which each preferred stock share was convertible at the time of such vote.

6. Common Stock

 Reorganization

   Prime Response Group Inc. was incorporated on September 26, 1997. In October 1997 Prime Response Group Inc. affected a reorganization involving an exchange of common stock in Prime Response Group Inc. and a Promissory Note ("Note") for all of the outstanding ordinary shares of PRL. Additionally certain subsidiary companies of PRL became direct subsidiaries of Prime Response Group Inc. Prior to this reorganization, Prime Response Group Inc. had no operating activities of its own, all operations were conducted by PRL and its subsidiaries.

   In order to effect this reorganization, on October 23, 1997 Prime Response Group Inc. issued 7,035,000 shares of common stock and a Note for $7,899,000 to the former shareholders of PRL, a company incorporated in the United Kingdom in 1987 and PRI's principal operating subsidiary. The Note was repaid in July 1998. In exchange, the former shareholders of PRL transferred their shares in that company to Prime Response Group Inc. and issued an option to Prime Response Group Inc. to repurchase 1,249,500 of these shares at an exercise price of $3.42 per share. Prime Response repurchased these shares subsequent to the IPO.

   In 1999, the Company changed its name from Prime Response Group Inc. to Prime Response, Inc. The shares in PRL are held by Prime Response, Inc. as an investment in that subsidiary and are eliminated in consolidation. The exchange of shares in PRL for those in Prime Response Group Inc. represents various equity and debt transactions executed to facilitate investment by a U.S. venture capitalist and to allow an existing investor to liquidate a portion of his interest and therefore no change in control was recorded. In October 1997, in connection with the reorganization described above, Prime Response Group Inc. sold 1,155,000 shares of Series A convertible preferred stock for $20.52 per share, for an aggregate purchase price of $23,697,000, General Atlantic Partners 42, L.P. purchased 909,858 shares and GAP Coinvestment Partners, L.P. purchased 245,142 shares.

   Holders of PRI's common stock are entitled to one vote per share.

 Redeemable Common Stock

   Accenture or its affiliate had the right to require Prime Response to repurchase the 428,000 shares it purchased in December 1999 for $4,000,000. The put right terminated upon the IPO and accordingly these shares were reclassified from redeemable common stock to common stock upon the IPO. In addition, during the

                              PRIME RESPONSE, INC.

year ended December 31, 2000, Prime Response repurchased 1,249,500 shares of common stock from a former shareholder that had the right to put these shares to Prime Response prior to September 30, 2000. These shares were previously recorded as redeemable common stock at December 31, 1999 and are classified as treasury stock at December 31, 2000.

 Employee Stock Option Plan

   In April 1998 Prime Response's Board of Directors adopted, and the stockholders subsequently approved the 1998 Stock Option/Stock Issuance's Plan (the "1998 Plan"). The 1998 Plan serves as the successor equity incentive program to the Company's 1997 Employee Stock Option Plan under which no options were issued.

   The 1998 Plan is divided into two separate components: (i) the Discretionary Option Grant Program; and (ii) the Stock Issuance Program. The 1998 Plan will terminate on April 21, 2008 unless terminated earlier by the Board. The number of shares authorized in the 1998 Plan document of 1,250,000 was increased to 1,512,000 on September 30, 1998 and further increased to 2,148,000 on July 10, 1999. In October, 1999, Prime Response's Board of Directors authorized an increase in the number of shares authorized for grant to 2,898,000 and in November 1999, the Board of Directors further increased the number of shares authorized to 3,273,000.

   Options for common stock granted under the 1998 Plan are for exercise within periods not to exceed ten years and must be issued at prices not less than 100% and 85%, for incentive and non-qualified stock options, respectively, of the fair value of the stock on the date of grant, unless a lower value is approved by the Board of Directors. Incentive stock options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant.

   Options granted under the 1998 Plan vest in steps over a four-year period, from commencement date, with the first 25% vesting after one year, and the remainder vesting in 36 equal monthly installments.

   Prime Response accounts for stock options granted to employees in accordance with the provisions of Accounting Principles Board Opinion No. 25. In connection with the grant of certain stock options to employees during the period from commencement of the 1998 Plan (April 1998) to December 31, 1998 and during the years ended December 31, 1999 and 2000, Prime Response recorded deferred stock compensation of none, $2,602,000 and $327,000 respectively, representing the difference between the estimated fair market value of the common stock on measurement date and the exercise price. Compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options. Prime Response recorded compensation expense of none, $205,000 and $822,000 in 1998, 1999 and 2000, respectively relating to the amortization of deferred compensation recorded during the years ended December 31, 1999 and 2000, and the acceleration of a former employees' options. Compensation expense related to restricted shares was recorded on grant date. Prime Response recorded compensation expense of none, $1,677,000 and none in 1998, 1999 and 2000, respectively, in relation to these restricted shares. Compensation expense related to remeasurement of stock options due to extensions of exercise periods was recognized on the remeasurement date. Prime Response recorded compensation expense of none, $143,000 and none in 1998, 1999 and 2000, respectively, in relation to these options. Compensation expense is disclosed as a non-cash expense in the related Statement of Operations line items.

   In November 1999, the 1999 Employee Stock Purchase Plan was adopted by its board of directors, and approved by its stockholders in January 2000. The 1999 plan authorizes the issuance of up to a total of 300,000 shares of common stock to participating employees. The purchase plan permits participants to purchase common stock through payroll deductions. Under the terms of the 1999 Plan, the option price is an amount equal to 85% of the average market price (as defined) per share of the common stock on either the first day or

                              PRIME RESPONSE, INC.

the last day of the offering period. As of December 31, 2000, no shares of common stock had been issued under this plan.

   Prime Response's 1999 Outside Director Stock Option Plan was adopted by its board of directors in November 1999 and approved by its stockholders in January 2000. Under the terms of the Director Plan, directors who are not employees of Prime Response or its subsidiaries receive nonstatutory options to purchase shares of its common stock. A total of 200,000 shares of Prime Response common stock may be issued upon exercise of options granted under the Director Plan. As of December 31, 2000, options to purchase an aggregate of 80,000 shares of common stock were outstanding under the 1999 Outside Directors Stock Option Plan. As of December 31, 2000, no shares of common stock had been issued upon exercise of options outstanding under this plan.

   During the year ended December 31, 2000, Prime Response issued 40,000 stock options to members of its newly formed Marketing Advisory Board. The options were immediately vested. In connection with this grant, Prime Response recorded a non-cash compensation expense of $313,000 using the Black Scholes model.

 Valuation of Stock Options

   Had compensation expense for the Plans been determined based upon the estimated grant date fair value pursuant to SFAS 123, Prime Response's net loss for years ended December 31, 1999 and 2000 would have been as follows:

                                         Year Ended   Year Ended   Year Ended
                                        December 31, December 31, December 31,
                                            1998         1999         2000
                                        ------------ ------------ ------------
   Net loss (in thousands):
     As reported.......................   $(14,603)    $(20,419)    $(27,590)
     Pro forma.........................   $(14,710)    $(20,574)    $(29,474)
   Net loss per share attributable to
    common stockholders--basic and
    diluted:
     As reported.......................   $  (2.36)    $  (3.44)    $  (3.77)
     Pro forma.........................   $  (2.38)    $  (3.46)    $  (3.88)

   As additional option grants are expected to be made subsequent to December 31, 2000 and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

   The fair value of these stock awards at the date of grant was estimated using the minimum value method for the year ended December 31, 1999. The determination of the fair value of all options granted during the year ended December 31, 2000 included an expected volatility factor. The following table summarized these assumptions:

                                           Year Ended   Year Ended   Year Ended
                                          December 31, December 31, December 31,
                                              1998         1999         2000
                                          ------------ ------------ ------------
   Risk free interest rate...............      5.24%        5.43%        6.34%
   Dividend yield........................         0%           0%           0%
   Expected volatility...................         0%           0%         120%
   Expected life.........................   10 years     10 years    4.4 years

                              PRIME RESPONSE, INC.

 Summary of Stock Options

   A summary of the status of Prime Response's options as of December 31, 1999 and 2000 and changes during the periods then ended are presented below.

                             Year Ended          Year Ended           Year Ended
                          December 31, 1998   December 31, 1999    December 31, 2000
                          ------------------ -------------------- --------------------
                                   Weighted-            Weighted-            Weighted-
                                    Average              Average              Average
                                   Exercise             Exercise             Exercise
                          Shares     Price    Shares      Price    Shares      Price
                          -------  --------- ---------  --------- ---------  ---------
Outstanding at beginning
 of period..............       --       --     736,538    $3.41   1,358,279   $ 4.91
  Granted...............  783,600    $3.41   1,613,144     5.98   1,387,263    10.33
  Exercised.............       --       --    (668,006)    6.52    (128,245)    4.30
  Cancelled.............  (47,062)    3.41    (323,397)    3.49    (423,762)   10.73
                          -------    -----   ---------    -----   ---------   ------
Outstanding at end of
 period.................  736,538    $3.41   1,358,279    $4.91   2,193,535   $ 7.25
                          =======    =====   =========    =====   =========   ======
Options available for
 grant at end of
 period.................  775,462            1,246,937              483,443
                          =======            =========            =========
Options granted at fair
 value:
  Weighted average
   exercise price.......  $  3.41            $    4.31            $   10.33
                          =======            =========            =========
  Weighted average fair
   value................  $  1.42            $    1.72            $    5.50
                          =======            =========            =========
Options granted below
 fair value:
  Weighted average
   exercise price.......  $  3.41            $    6.09            $      --
                          =======            =========            =========
  Weighted average fair
   value................  $  1.82            $    7.45            $      --
                          =======            =========            =========

   The following table summarizes information about stock options outstanding at December 31, 2000:

                                             Weighted-     Vested and Exercisable
                     Weighted                 Average     ------------------------
                     Average                 Remaining    Number
      Range of       Exercise   Number      Contractual     of    Weighted-Average
   Exercise Prices    Price   Outstanding Life (in Years) Shares   Exercise Price
   ---------------   -------- ----------- --------------- ------  ----------------
   $2.91-$4.31        $ 3.71     815,737        8.2       427,782      $ 3.66
    5.88-8.00           7.23     724,719        9.1       149,134        6.89
    9.38-12.00         10.21     532,829        9.3        42,961        9.80
   14.88-18.00         16.16     100,250        9.2        40,000       18.00
      29.06            29.06      20,000        9.2        20,000       29.06
                      ------   ---------        ---       -------      ------
                      $ 7.25   2,193,535        8.8       679,877      $ 6.35
                      ======   =========        ===       =======      ======

 Issuance of Warrants

   During 1999, Prime Response issued warrants to purchase up to 313,000 and 251,000 shares of Prime Response's Common Stock at an exercise price of $3.41 and $.01 per share, respectively, in conjunction with the Series B and Series C preferred stock issuance, respectively. The warrants have terms of five years and seven years, respectively. The fair value of these warrants was determined to be $2.69 and $11.84 per share, respectively, using the Black-Scholes option pricing model, based on the following assumptions: 85.00% volatility, a term of five and seven years, respectively, and interest rates of 5.87% and 6.07%, respectively. The value of the warrants have been recorded as $720,000 and $609,000, respectively, and have been included in

                              PRIME RESPONSE, INC.

additional paid in capital. During the year ended December 31, 2000, the warrants to purchase 251,000 shares of Common Stock for $0.01 per share were exercised.

   During 1999, Prime Response issued 682,000 warrants to Accenture to purchase 682,000 shares of common stock. During 2000, Prime Response issued warrants to purchase 31,500 shares of common stock to Accenture. See details of these warrant issuances in Note 7.

 Shareholder Note Receivable and Restricted Stock

   At December 31, 2000, Prime Response held a note receivable in the amount of $2,545,000 from an employee shareholder in consideration for the issuance of restricted stock. The note is non-interest bearing and is due on January 31, 2009. Imputed interest of $1,678,000 had been recorded for this note and will be amortized as income over the life of the loan. Compensation expense of $1,678,000 for the discount from fair value due to imputed interest was recognized during 1999 at the time the shares were issued. Shares vest and restrictions lapse in accordance with the terms of the 1998 Stock Option/Stock Issuance Plan. In the event employment is terminated, Prime Response can elect to repurchase, and the employee is obligated to sell, any of the vested shares for fair market value and any unvested shares for the original purchase price. In the event of a change of control, all of the restrictions on this stock will terminate. During 1999, 636,000 shares of common stock were issued subject to such time-based restrictions and 345,000 remain unvested at December 31, 2000.

7. Accenture (formerly Andersen Consulting) Relationship

   On December 6, 1999, Prime Response and Accenture entered into a joint marketing agreement and, along with an affiliate of Accenture, a stock and warrant purchase agreement. Pursuant to the stock and warrant purchase agreement, Accenture purchased 428,000 shares of common stock and Accenture received a warrant to purchase 682,000 shares of common stock. This warrant has an exercise price of $9.35 per share and vests September 9, 2000. The aggregate purchase price paid by Accenture for the common stock and this warrant was $4,000,000. Accenture has no performance obligations under the stock and warrant purchase agreement or this warrant. Prime Response has recorded the stock at $9.35 per share. The fair value of the stock is $4,622,400. Prime Response calculated the fair value of the warrants on date of grant using Black Scholes model with the following assumptions: 7 year useful life (life of warrant), 6.07% risk-free interest rate, zero dividends and 85.19% volatility. Based on this calculation, the extended fair value of the warrants is $6,536,080. Prime Response has recorded an intangible asset of $7,158,000 which is equal to the excess of the aggregate fair values of the common stock and warrants over the purchase price. This asset is being amortized as a non-cash sales and marketing expense over its estimated useful life of four years, which reflects the term of the marketing agreement. As of December 31, 1999 and 2000 accumulated amortization of this intangible was $147,000 and $2,088,000, respectively.

   Prime Response issued a performance warrant to purchase 375,000 shares of common stock to Accenture. Of this amount, 300,000 shares will vest in share increments determined by the extent to which $2.0 billion exceeds $357.8 million (which represents Prime Response's market capitalization at the time of its initial public offering.) An additional 75,000 shares will vest in increments of 7,500 shares for each $100.0 million that market capitalization exceeds $2.0 billion, up to a maximum market capitalization of $3.0 billion. This warrant has an exercise price of $9.35 per share. As of December 31, 2000, there had not been any vesting of the performance warrants mentioned above. Prime Response also issued a performance warrant to purchase 375,000 shares of common stock to Accenture which will vest in increments of 10,500 shares for each $1.0 million of sales resulting from joint marketing efforts up to $25 million and then in increments of 4,500 shares for each $1.0 million of sales from $25 million to $50 million. As of December 31, 2000, warrants to purchase 31,500 shares of Prime Response common stock underlying the warrants had vested.

                              PRIME RESPONSE, INC.

   All warrants have a seven-year term. In the event that the marketing agreement is terminated as a result of a breach by Accenture, no further vesting under the warrants will occur, but those warrants already exercisable will remain exercisable during their term to the extent they are vested at the time of termination.

   Prime Response is obligated to pay Accenture a commission if designated sales targets are met. The first five transactions were paid at a commission rate of 50%, and all subsequent transactions will be paid at a commission rate of 20%. The first five transactions were completed during the second quarter of 2000 and Prime Response paid $1,200,000 to Accenture. During the remainder of 2000, as a result of additional transactions, Prime Response recorded a commission payable to Accenture in the amount of $250,000. The commissions are included in sales and marketing expenses. In addition, if designated sales targets are met, Accenture is obligated to provide up to $1,000,000 in funding for joint marketing efforts, business development personnel, structure feedback and sales support. The majority of the approximately $1,450,000 worth of commission earned by Accenture in the year ended December 31, 2000 will be used to fund these activities. The expenditure of these funds is controlled by a committee comprised of both Accenture and Prime Response personnel. As of December 31, 2000, $305,000 had been funded for joint marketing activities.

   In addition, Prime Response is obligated to engage Accenture for consulting services in connection with its services worth at least $1,000,000 before December 31, 2001. As of December 31, 2000, Prime Response had engaged Accenture for approximately $1,010,000 worth of consulting services.

8. Commitments and Contingencies

 Leases

   Prime Response has several operating lease agreements primarily involving real estate and computers and equipment. These leases are noncancelable and expire on various dates through 2013. Rent expense for operating leases totaled, $2,291,000, $2,465,000 and $3,083,000 for the years ended December 31,
1998, 1999, and 2000, respectively. Future minimum rental payments under leases are as follows:

                                                               Operating Capital
                                                               --------- -------
                                                                (in thousands)
   Year ending December 31,
   2001......................................................   $1,478     $46
   2002......................................................    1,079      40
   2003......................................................    1,013      --
   2004 .....................................................      837      --
   2005......................................................      758      --
   Thereafter ...............................................    4,014      --
                                                                ------     ---
   Total future minimum lease payments ......................   $9,179     $86
                                                                ======     ---
   Less: portion representing interest ......................                9
                                                                           ---
                                                                           $78
                                                                           ===

9. Income Taxes

   Prime Response, Inc.'s statutory and effective tax rates were 34% and 0%, respectively, for each of the years ended December 31, 1999 and 2000. The effective tax rate was 0% due to net operating losses ("NOL") and nonrecognition of any deferred tax asset.

                              PRIME RESPONSE, INC.

   Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                               December 31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   Net operating loss carryforwards......................... $  8,708  $ 17,891
   Other deferred tax assets................................    1,412     3,151
                                                             --------  --------
   Gross deferred tax asset.................................   10,120    21,042
   Valuation allowance......................................  (10,120)  (21,042)
                                                             --------  --------
   Net deferred taxes....................................... $     --  $     --
                                                             ========  ========

   Prime Response, Inc. has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If Prime Response, Inc. achieves profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

   At December 31, 2000, Prime Response, Inc. has federal and state net operating loss carryforwards of approximately $25,000,000 available to reduce future federal and state income taxes payable. These net operating loss carryforwards begin to expire in 2017 for federal purposes and 2002 for state purposes. Prime Response, Inc. also has non-US net operating loss carryforwards of $27,000,000, some of which begin to expire in 2003.

   Ownership changes, as defined in the Internal Revenue Code, including those resulting from the issuance of common stock in connection with an initial public offering, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with
Section 382 of the Internal Revenue Code.

10. Segment Analysis

   Prime Response earned all of its revenue from external customers. Prime Response is organized into three segments, software licenses, services and support and applications hosting, to reflect the key sales lines. The segment information includes an allocation of certain corporate costs such as depreciation, amortization and rent expense. The distribution of revenues and total assets by geographic location is as follows (in thousands):

                                                           Year Ended December 31,
                         -------------------------------------------------------------------------------------------------
                                     1998                               1999                           2000
                         --------------------------------  ------------------------------ --------------------------------
                                           Rest                             Rest                             Rest
                                            of                               of                               of
                           US      UK     World    Total     US      UK    World   Total    US       UK     World   Total
                         ------  -------  ------  -------  ------- ------- ------ ------- -------  -------  ------ -------
Revenues:
 Software licenses...... $3,295  $ 5,094  $  106  $ 8,495  $ 1,462 $ 7,797 $  875 $10,134 $ 7,064  $ 6,241  $2,445 $15,750
 Services and support...  1,075    3,104      35    4,214    2,025   4,092    402   6,519   3,387    5,439   1,080   9,906
 Applications hosting...     --    3,827      --    3,827       --   3,869     --   3,869      --    3,207      --   3,207
                         ------  -------  ------  -------  ------- ------- ------ ------- -------  -------  ------ -------
 Total revenues......... $4,370  $12,025  $  141  $16,536  $ 3,487 $15,758 $1,277 $20,522 $10,451  $14,887  $3,525 $28,863
                         ======  =======  ======  =======  ======= ======= ====== ======= =======  =======  ====== =======
Gross profit:
 Software licenses...... $3,290  $ 4,947  $  106  $ 8,343  $ 1,462 $ 7,797 $  875 $10,134 $ 6,985  $ 6,241  $2,445 $15,671
 Services and support...   (631)  (1,597)    (35)  (2,263)     118   1,745     21   1,884    (659)   1,886     517   1,744
 Applications hosting...     --    1,350      --    1,350       --   1,093     --   1,093      --     (107)     --    (107)
                         ------  -------  ------  -------  ------- ------- ------ ------- -------  -------  ------ -------
 Total gross profit..... $2,659  $ 4,700  $   71  $ 7,430  $ 1,580 $10,635 $  896 $13,111 $ 6,326  $ 8,020  $2,962 $17,308
                         ------  -------  ------  -------  ------- ------- ------ ------- -------  -------  ------ -------
   Total assets......... $3,847  $ 3,555  $2,750  $10,152  $13,481 $11,392 $  642 $25,515 $39,835  $10,558  $  689 $51,082
                         ======  =======  ======  =======  ======= ======= ====== ======= =======  =======  ====== =======

                              PRIME RESPONSE, INC.

11. Acquisitions

   On January 19, 1998, Prime Response acquired certain intellectual property rights and other intangible assets related to the MIND software business from an Irish company, Admiral IT Services Limited, for consideration of $2,812,000. The acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated to the assets acquired based upon the fair market values as determined by Prime Response at the date of acquisition and will be amortized on a straight-line basis over the estimated economic lives of two years, principally for goodwill.

   At December 31, 1999 and 2000 Prime Response had accumulated amortization relating to this intangible asset of $2,560,000 and $2,812,000, respectively.

12. Quarterly Results of Operations (Unaudited)

   The following is a summary of the unaudited quarterly results of operations for the periods shown (in thousands, except per share data):

                                               Year Ended December 31,
                          ------------------------------------------------------------------------
                                        1999                                 2000
                          -----------------------------------  -----------------------------------
                           First   Second    Third    Fourth    First    Second    Third   Fourth
                          Quarter  Quarter  Quarter   Quarter  Quarter   Quarter  Quarter  Quarter
                          -------  -------  --------  -------  --------  -------  -------  -------
Revenues................  $ 3,782  $ 5,081  $  4,204  $ 7,455  $  7,535  $ 9,033  $ 6,938  $ 5,357
Loss before income
 taxes..................   (3,832)  (4,502)   (7,178)  (4,892)   (5,058)  (6,094)  (8,022)  (8,490)
Net loss................   (3,833)  (4,503)   (7,185)  (4,898)   (5,076)  (6,002)  (8,022)  (8,490)
Net loss attributable to
 common stockholders....  $(4,444) $(5,180) $(10,253) $(5,576) $(46,310) $(6,002) $(8,022) $(8,490)
Net loss per share--
 basic and diluted
 diluted................  $ (0.64) $ (0.73) $  (1.35) $ (0.72) $  (3.99) $ (0.30) $ (0.39) $ (0.41)

13. Related Party Transactions

   During the years ended December 31, 1999 and 2000, Prime Response made sales totaling $540,000 and $345,000 to a company which is partly owned by a significant shareholder of Prime Response. At December 31, 2000, $136,000 remained outstanding from this related party.

   During the years ended December 31,1999 and 2000, Prime Response made sales totaling $27,000 and $391,000 to a company which is partly owned by a significant shareholder and which one of our Directors holds a directorship position. At December 31, 2000, $71,000 remained outstanding from this related party.

   There were no material related party transactions during the year ended December 31, 1998.

14. Employee Benefit Plan

   Prime Response offers a 401(k) plan to its United States employees who meet certain defined requirements. Under the terms of the 401(k) plan, eligible employees may elect to make tax-deferred contributions, and Prime Response may match 25% of the lesser of the contributing employee's elective deferral or 4% of the contributing employee's total salary. During the year ended December 31, 1998, 1999 and 2000, Prime Response contributed approximately $11,000, $20,000 and $63,000 respectively, to the 401(k) plan.

                                     F-58

                                      21